Exhibit 10.8

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is made on this 19th day of August 2009 (the “Effective Date”), by and between Audience Productions, Inc. a Washington corporation (the “Borrower”) and Jay T. Schwartz, George Brumder, and Julie Chase (collectively the “Lenders”).

Whereas, the Borrower anticipates undertaking a public offering to raise funds to produce the feature film "Lydia Slotnik Unplugged" (the "Public Offering") and requires loans to continue operations until the Borrower can access proceeds from the Public Offering;

Whereas, the Lenders shall provide such loans to the Borrower up to an aggregate amount of $100,000; and

Whereas, the rate of five percent (5%) per annum (based on a 360 day year, a 5.127% APR) shall accrue on any outstanding borrowings from the day any such amount is deposited into the Borrower's account to the day said amount is paid back;

Now, therefore, in consideration of the mutual representations contained herein, the parties hereby agree as follows:

1.	Initial Loan: The Lenders made a $3,000 loan to the Borrower on the Effective Date pursuant to the terms of this Agreement.

2.	Permitted Borrowings: The Borrower may request, and the Lenders shall be obligated to provide, additional loans under this Agreement up to a total amount of $100,000.

3.	Interest Rate: The rate of interest, which shall apply to all loans made pursuant to this agreement, is five percent (5%) per annum (based on a 360 day year, a 5.127% APR).

4.	Public Offering: The Borrower anticipates filing a registration statement for an $8,000,000 Public Offering of 800,000 Series A Preferred Shares with the Securities and Exchange Commission on or about October 15, 2009.

5.	Impound Account: All funds raised from the Public Offering will be placed in an impound account until the successful close of the offering; meaning, the $8,000,000 offering amount is raised.

6.	Operating Account: The Borrower has opened a demand deposit account at Banner Bank, in Lynwood, WA, where the funds from loans made under this Agreement will be deposited, and from where the Borrower's operating expenses will be paid.

7.	Maturity Date: The entire unpaid principal balance and accrued interest thereon from loans made under this Agreement shall become immediately due and payable upon the successful close of the Public Offering. Repayment of the loans will not represent a taxable dividend or distribution of cash from the Borrower.

8.	Books and Records: Loan balances shall be maintained in the Borrower's books under the account "Loans from Common Shareholders." The loans do not represent a sale of stock or transfer of any other rights. The loans are not made for the purpose of tax evasion.

9.	Modifications: No modification or waiver of any of the terms of this Agreement shall be allowed unless written and signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

10.	Transfer of the Agreement: The Borrower hereby waives any notice of the transfer of this Agreement by the Lenders or by any subsequent holder of this Agreement, agrees to remain bound by the terms of this Agreement subsequent to any transfer, and agrees that the terms of this Agreement may be fully enforced by any subsequent holder of this Agreement.

11.	Severability Provisions: In the event that any portion of this note is deemed unenforceable, all other provisions shall remain in full force and effect.

12.	Choice of Law: All terms and conditions of this note shall be interpreted under the laws of the State of Washington.

IN WITNESS WHEREOF, the parties have executed this Agreement the 19th day of August 2009.

By:	/s/ GEORGE BRUMDER
Name:	George Brumder
For the Borrower, Audience Productions, Inc.

By:	/s/ JAY T. SCHWARTZ
Name:	Lender, Jay T. Schwartz

By:	/s/ GEORGE BRUMDER
Name:	Lender, George Brumder

By:	/s/ JULIE CHASE
Name:	Lender, Julie Chase

Signed in the presence of:

By:	/s/ MATTHEW DUBINA
Name:	Witness, Matthew Dubina